Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the reference to our firm under the caption “Experts” in this Registration Statement (Form S-3) and related Prospectus of Martin Marietta Materials, Inc. for the registration of debt securities of Martin Marietta Materials, Inc. and to the incorporation by reference therein of our reports dated February 26, 2007, with respect to the consolidated financial statements of Martin Marietta Materials, Inc., Martin Marietta Materials, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Martin Marietta Materials, Inc. incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2006 and the related financial statement schedule of Martin Marietta Materials, Inc. included therein, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
April 23, 2007
Raleigh, North Carolina